Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to this Registration Statement of Algorhythm Holdings, Inc. (formerly known as The Singing Machine Company, Inc.) on Form S-1 (No. 333-283178) to be filed on or about November 25, 2024 of our report dated July 14, 2023, on our audits of the consolidated balance sheet as of March 31, 2023 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the two years then ended. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

West Palm Beach, Florida

November 25, 2024